Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL YEAR (FIFTY-THREE WEEKS) ENDED MARCH 2, 2013

•            Net Earnings per Diluted Share of $1.68 for Q4; $4.56 for Full Year

•            Quarterly Net Sales Increase by Approximately 24.5%

•            Quarterly Comparable Store Sales Increase by Approximately 2.5%

•            Modeling Fiscal First Quarter 2013 Net Earnings per Diluted Share of Approximately $0.88 to $0.94

•            Modeling Fiscal 2013 (Fifty-Two Weeks) Net Earnings per Diluted Share to Increase by a Mid Single to a Low Double Digit Percentage Range

UNION, New Jersey, April 10, 2013 — Bed Bath & Beyond Inc. today reported net earnings of $1.68 per diluted share ($373.9 million) in the fiscal fourth quarter (fourteen weeks) ended March 2, 2013, an increase of approximately 14% versus net earnings of $1.48 per diluted share ($351.0 million) in the same quarter a year ago (thirteen weeks).  Net sales for the fiscal fourth quarter (fourteen weeks) of 2012 were approximately $3.401 billion, an increase of approximately 24.5% from net sales of approximately $2.732 billion reported in the fiscal fourth quarter (thirteen weeks) of 2011.  Comparable store sales in the fiscal fourth quarter of 2012 increased by approximately 2.5%, compared with an increase of approximately 6.8% in last year’s fiscal fourth quarter.

During the fiscal fourth quarter of 2012, the Company repurchased approximately $305 million of its common stock, representing approximately 5.3 million shares.  As of March 2, 2013, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $2.4 billion.

For the fiscal year (fifty-three weeks) ended March 2, 2013, the Company reported net earnings of $4.56 per diluted share ($1.038 billion), an increase of approximately 12% over net earnings of $4.06 per diluted share ($989.5 million) in the corresponding period a year ago (fifty-two weeks).  Net sales for fiscal 2012 (fifty-three weeks) were approximately $10.915 billion, an increase of approximately 14.9% from net sales of approximately $9.500 billion in the corresponding period a year ago (fifty-two weeks).  Comparable store sales for fiscal 2012 increased by approximately 2.7% compared with an increase of approximately 5.9% last year.  Comparable store sales for the fiscal fourth quarter and fiscal year are based on 14 weeks and 53 weeks, respectively, and exclude Cost Plus, Inc. (“World Market”) and Linen Holdings.

The Company is modeling net earnings per diluted share to be approximately $0.88 to $0.94 for the fiscal first quarter of 2013 and to increase by a mid single to a low double digit percentage range for the full year, which will include World Market and Linen Holdings for the full fiscal year.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s fourth quarter of fiscal 2012 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and World Market since the date of its acquisition on June 29, 2012.  Linen Holdings, a business-to-business distributor, is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis as long as it does not meet the Company’s definition of comparable store sales.  World Market is excluded from the comparable store sales calculations for the fiscal fourth quarter and full year of 2012, and will continue to be excluded from the comparable store sales calculations until after the anniversary of the acquisition.

As of March 2, 2013, the Company had a total of 1,471 stores, including 1,004 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 264 stores under the names of World Market, Cost Plus World Market, or World Market Stores, 74 stores under the names of Christmas Tree Shops or andThat!, 82 buybuy BABY stores and 47 stores under the names of Harmon or Harmon Face Values.  During the fiscal fourth quarter, the Company opened one Bed Bath & Beyond store, and four buybuy BABY stores. Consolidated store space as of March 2, 2013 was approximately 42.0 million square feet. Since the beginning of the first quarter of fiscal 2013 on March 3, 2013, one buybuy BABY store and two Bed Bath & Beyond stores have been opened.  In addition, the Company is a partner in a joint venture which during the fiscal fourth quarter, opened its third store in Mexico, the first under the name Bed Bath & Beyond, and rebranded its two existing stores as Bed Bath & Beyond.

*   *   *    *    *    *    *    *

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, World Market Stores, Christmas Tree Shops, andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company;  uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 2,	February 25,	March 2,	February 25,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,401,477	$2,732,314	$10,914,585	$9,499,890

Cost of sales	2,006,600	1,568,645	6,525,830	5,568,957

Gross profit	1,394,877	1,163,669	4,388,755	3,930,933

Selling, general and administrative expenses	796,843	612,904	2,750,537	2,362,564

Operating profit	598,034	550,765	1,638,218	1,568,369

Interest (expense) income, net	(250)	3,041	(4,159)	1,119

Earnings before provision for income taxes	597,784	553,806	1,634,059	1,569,488

Provision for income taxes	223,912	202,763	596,271	579,951

Net earnings	$373,872	$351,043	$1,037,788	$989,537

Net earnings per share - Basic	$1.70	$1.50	$4.62	$4.12
Net earnings per share - Diluted	$1.68	$1.48	$4.56	$4.06

Weighted average shares outstanding - Basic	219,778	233,964	224,623	240,016
Weighted average shares outstanding - Diluted	222,631	237,506	227,723	243,890

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 2,	February 25,
	2013	2012
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$564,971	$1,003,166
Short term investment securities	449,933	756,389
Merchandise inventories	2,466,214	2,071,890
Other current assets	386,367	311,494

Total current assets	3,867,485	4,142,939

Long term investment securities	77,325	95,785
Property and equipment, net	1,466,667	1,198,255
Goodwill	483,518	198,749
Other assets	384,957	88,818

	$6,279,952	$5,724,546

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$913,365	$752,064
Accrued expenses and other current liabilities	393,094	329,174
Merchandise credit and gift card liabilities	251,481	209,646
Current income taxes payable	77,270	48,246

Total current liabilities	1,635,210	1,339,130

Deferred rent and other liabilities	484,868	339,266
Income taxes payable	80,144	123,622

Total liabilities	2,200,222	1,802,018

Total shareholders’ equity	4,079,730	3,922,528

	$6,279,952	$5,724,546

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	March 2,	February 25,
	2013	2012
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$1,037,788	$989,537
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	194,728	183,873
Stock-based compensation	47,163	45,223
Tax benefit from stock-based compensation	13,217	63
Deferred income taxes	17,600	30,238
Other	702	(1,622)
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(198,407)	(102,983)
Trading investment securities	(6,206)	(4,538)
Other current assets	(43,585)	24,948
Other assets	(9,685)	900
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	105,251	31,582
Accrued expenses and other current liabilities	(26,412)	19,822
Merchandise credit and gift card liabilities	36,888	16,585
Income taxes payable	6,598	(37,392)
Deferred rent and other liabilities	17,350	29,048

Net cash provided by operating activities	1,192,990	1,225,284

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(730,976)	(1,605,851)
Redemption of held-to-maturity investment securities	1,031,249	1,456,250
Redemption of available-for-sale investment securities	31,715	28,975
Capital expenditures	(314,682)	(243,374)
Payment for acquisitions, net of cash acquired	(643,098)	—
Payment for acquisition of trademarks	(40,000)	—

Net cash used in investing activities	(665,792)	(364,000)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	56,377	171,088
Excess tax benefit from stock-based compensation	5,021	5,163
Payment for credit facility assumed in acquisition	(25,511)	—
Repurchase of common stock, including fees	(1,001,280)	(1,217,956)

Net cash used in financing activities	(965,393)	(1,041,705)

Net decrease in cash and cash equivalents	(438,195)	(180,421)

Cash and cash equivalents:
Beginning of period	1,003,166	1,183,587
End of period	$564,971	$1,003,166